Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports Second Quarter 2014 Results

Subscription revenue increased 4% over same period last year;

New client annual contract value increased 63% over second quarter 2013

SEATTLE, WA — August 5, 2014 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business intelligence, announced its financial results for the second quarter ended June 30, 2014.

Q2 2014 Results

•	Subscription revenue up 4% to $5.0 million compared to Q2 2013

•	Total revenue increased 1% to $5.6 million compared to Q2 2013

•	Gross margin of 83% in Q2 2014 vs. 82% in Q2 2013

•	Adjusted EBITDA down 2% to $714,000 vs. $726,000 in Q2 2013

•	Net loss of $117,000 in Q2 2014 vs. $88,000 in Q2 2013

•	Annual Contract Value up 3% to $20.3 million vs. Q2 2013

•	Dollar retention of 86% in twelve months ended June 30, 2014 compared to 85% in same period last year

•	Annual Contract Value per Client up 16% to $5,999 vs. $5,174 in Q2 2013

•	Annual Contract Value per New Client up 63% to $15,759 vs. $9,666 in Q2 2013

Q2 2014 Operational Performance Summary

	Q2 14	Q1 14	Change %	Q2 13	Change %
Annual Contract Value (ACV) (in millions)	$20.3	$20.3	0%	$19.7	3%
Content Licenses (in millions)	2.0	1.9	5%	2.0	0%

Total Contract Value (in millions)	$22.3	$22.2	0%	$21.7	3%
Total Clients	3,400	3,500	-3%	3,800	-11%
Annual Contract Value per Client (ACVC)	$5,999	$5,789	4%	$5,174	16%

2014 Initiatives

Onvia is focused on executing four operating initiatives in 2014, which are intended to leverage the recent changes in its go-to-market strategy and further accelerate growth in subscription revenue and Adjusted EBITDA.

The first initiative is to accelerate the acquisition of new clients within the defined verticals of the new target market. This quarter was Onvia’s second full quarter selling into its new target market of companies with a national or regional geographic focus. National and regional bookings in Q2 2014 were up 37% compared to the same period last year, while the ACVC for new clients grew 63% to $15,759 from $9,666 in Q2 2013.

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Onvia’s CEO, Hank Riner, observed that, “Our new go-to-market strategy is intended to leverage the benefits of a very focused business model, which include accelerated bookings growth, higher ACVs and better retention. In the short term, as the sales force changed its focus to prospects that fit the national or regional profile, we expected new client acquisitions to temporarily slow, which occurred in the first quarter of 2014.”

Mr. Riner continued, “In the second quarter, total acquisition bookings grew 9% over the second quarter of last year and bookings from the new target market more than offset the impact of eliminating the multi-state opportunity. The higher ACVC and first year retention for target market clients continue to validate our new target market and translates into an improved business model.”

The second initiative is to improve first year client retention and renew tenured, long term clients within the target market. In Q1 2014, the client success teams were reorganized to focus on three specific objectives: client retention, first year client on-boarding and contract upgrades. The new teams should continue to improve client retention over the course of 2014 and have an even greater impact in 2015. Dollar retention is a measurement of how effectively these teams achieve their objectives. For the twelve months ended June 30, 2014, dollar retention increased to 86%, up from 85% in the same period last year and in the twelve months ended March 31, 2014. For more information about dollar retention, see “Key Metric Definitions” below.

The third initiative is to maximize growth within the existing client base. In Q1 2014, Onvia chartered a team that specializes in increasing clients’ investment in the Onvia solution. The results continue to be encouraging; contract upgrades increased 49% in the second quarter of 2014 compared to the same period in 2013. Management continues to believe that there is significant opportunity to expand the adoption of Onvia’s solutions deeper into its client organizations. By meeting more business objectives, the partnership with clients is strengthened which should drive improvements in ACVC and increase the lifetime value of each client.

The fourth and final 2014 initiative is to continue to drive enhancements to the existing Onvia platform and to provide innovative new solutions that make Onvia a strategic business partner with its clients. Onvia successfully converted its clients from a static PDF guide to an online guide with much greater functionality and an enhanced user experience. The customer feedback from this transition has been positive and the transition was completed with minimal impact to clients. In addition to an enhanced user experience, the online guide provides Onvia with improved tracking of client usage patterns, which should help the Company align its investment in content more closely to the needs of its target audience.

As previously discussed, Onvia is completing its development work on Onvia 7, which should significantly improve the usability of the Onvia platform, and drive greater relevancy of search results for clients.

In regard to the upcoming launch of Onvia 7, Mr. Riner stated that, “Onvia 7 enhances our clients’ experience in two areas. First, because our content will now be tagged and structured, our clients should receive a more relevant set of search results. Most of the “noise” will be removed from their search experience. This is especially important for our clients since we have one of the most comprehensive public procurement database available. Our clients need the ability to mine Onvia’s vast database to extract only what is relevant for them. Secondly, the platform will provide visual aids that will help the client choose the right words and terms for their search. Greater relevancy and ease of use are two powerful benefits for this strategic release.”

Onvia 7 will be commercially available before the end of 2014.

Second Quarter 2014 Results

Subscription revenue for the quarter ended June 30, 2014 grew 4% over the same period in 2013. The first quarter decline in acquisition bookings impacted the subscription revenue growth rate in Q2 2014. As previously announced, Onvia’s annual operating initiatives are designed to drive subscription revenue growth.

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Total revenue for the quarter ended June 30, 2014 was $5.6 million, up by 1% compared to the same period last year. In addition to subscription revenue, total revenue includes content license and report revenue. Report revenue is expected to stabilize by the end of 2014. One-time reports previously recognized as report revenue are now included as a component of Onvia’s subscription solutions. This is consistent with the Company’s objective of driving business toward recurring revenue streams.

ACV increased by 3% to $20.3 million in Q2 2014 from $19.7 million one year ago. As previously announced, growth in ACV indicates that new client acquisitions, contract expansions and improving client retention rates have more than offset the impact of client attrition. ACV represents the aggregate annual value of subscription contracts and is a leading indicator of future revenue growth. For more information about ACV, see “Key Metric Definitions” below.

ACVC increased 16% to $5,999 in Q2 2014 compared to $5,174 in Q2 2013. In addition, ACVC for new clients increased 63% to $15,759 from $9,666 in Q2 2013. The continued growth in new client ACVC demonstrates the Company’s success in acquiring clients with a strategic interest in the public sector at a regional or national level. Companies within this target market typically have higher ACVC and renew at higher rates, which are key attributes of a profitable long-term client.

As of June 30, 2014, Onvia had 3,400 clients, down 11% from 3,800 clients during the same period last year. The Company’s decline in client count is expected as a result of the decision to transition to a more strategic target market. Management believes that ACV is a better measure of sales effectiveness than the number of clients.

Operating expenses in Q2 2014 increased 2% to $4.7 million from $4.6 million in Q2 2013. The increase is primarily due to higher variable compensation costs as a result of improved sales performance compared to the prior year. As previously reported, the Company expenses 100% of variable sales cost upon sale, but recognizes revenue on no more than 8% of an annual subscription each month. Due to the Company’s small size, increased variable sales costs may exceed the incremental revenue generated each period, which negatively impacts short term Adjusted EBITDA.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended June 30, 2014 decreased 2% to $714,000 from $726,000 in Q2 2013.

Net loss was $117,000 or $(0.02) cents per diluted share, compared to $88,000 or $(0.01) cents per diluted share in the second quarter of 2013.

At June 30, 2014, cash, cash equivalents and available for sale investments increased to $7.7 million compared to $7.6 million at the end of 2013. Management believes that the remaining cash balance is adequate to fund operations until Adjusted EBITDA and free cash flow accelerate.

Conference Call

Onvia will hold a conference call later today (August 5, 2014) to discuss its second quarter results. Onvia’s CEO, Hank Riner, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, August 5, 2014

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-866-952-7532

International: 1-785-424-1847

Conference ID#: ONVIA

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The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until September 5, 2014:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 117040

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net Loss to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Loss to Adjusted EBITDA for the periods indicated.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
GAAP net loss	$(117)	$(89)	$(88)	$(206)	$(208)
Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(2)	(3)	(6)	(5)	(15)
Depreciation and amortization	803	816	755	1,619	1,515
Stock-based compensation	30	54	65	84	138

Adjusted EBITDA	$714	$778	$726	$1,492	$1,430

Key Metric Definitions

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia’s future results of operations, the progress to be made on the 2014 initiatives, Onvia’s future financial flexibility and future cash flows and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

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The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s new “target market” strategy may fail to increase contract value of new customers; Onvia’s Client Success reorganization fails to improve sales penetration and client retention rates, especially first year client retention rates; adoption of Onvia’s new product releases may be slower than expected and fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2013.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 14 years Onvia (NASDAQ: ONVI), has been successfully delivering the research, analytics and tools companies rely on to develop winning government business strategies. Onvia tracks, analyzes and reports historical, real-time and future spending of tens of thousands of state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For information about Onvia visit www.onvia.com.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Six Months Ended June 30, 2014 and June 30, 2013

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$5,003	$4,817	$10,028	$9,578
Content license	463	506	937	999
Management information reports	42	106	95	272
Other	59	75	123	153

Total revenue	5,567	5,504	11,183	11,002
Cost of revenue	955	966	1,887	1,889

Gross margin	4,612	4,538	9,296	9,113
Operating expenses:
Sales and marketing	2,830	2,688	5,704	5,547
Technology and development	976	1,066	2,049	2,064
General and administrative	925	878	1,754	1,725

Total operating expenses	4,731	4,632	9,507	9,336

Loss from operations	(119)	(94)	(211)	(223)
Interest and other income, net	2	6	5	15

Net loss	$(117)	$(88)	$(206)	$(208)

Unrealized loss on available-for-sale securities	(1)	(2)	—	(2)

Comprehensive loss	$(118)	$(90)	$(206)	$(210)

Basic and diluted net loss per common share	$(0.02)	$(0.01)	$(0.03)	$(0.03)

Basic and diluted weighted average shares outstanding	7,395	7,367	7,373	7,957

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2014	December 31, 2013
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$854	$2,073
Short-term investments, available-for-sale	6,725	5,463
Accounts receivable, net of allowance for doubtful accounts of $27 and $25	1,119	1,333
Prepaid expenses and other current assets	700	570

Total current assets	9,398	9,439
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,613	1,773
Internal use software, net of accumulated amortization	5,340	5,433
Long-term investments, available-for-sale	91	90
Other long-term assets	173	174

Total long term assets	7,217	7,470

TOTAL ASSETS	$16,615	$16,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$748	$834
Accrued expenses	789	960
Unearned revenue, current portion	7,803	7,770
Other current liabilities	133	244

Total current liabilities	9,473	9,808
LONG TERM LIABILITIES:
Unearned revenue, net of current portion	566	650
Deferred rent, net of current portion	623	586
Other long-term liabilities	81	98

Total long term liabilities	1,270	1,334

TOTAL LIABILITIES	10,743	11,142
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,639,266 and 8,577,732 shares issued; and 7,396,459 and 7,345,189 shares outstanding	1	1
Treasury stock, at cost: 1,242,807 and 1,242,807 shares	(4,398)	(4,398)
Additional paid in capital	353,769	353,458
Accumulated deficit	(343,500)	(343,294)

Total stockholders’ equity	5,872	5,767

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,615	$16,909

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2014 and June 30, 2013

	Six Months Ended June 30,
	2014	2013
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(206)	$(208)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,619	1,515
Idle lease accrual	—	(74)
Stock-based compensation	84	138
Change in operating assets and liabilities:
Accounts receivable	214	227
Prepaid expenses and other assets	(130)	24
Accounts payable	(152)	(28)
Accrued expenses	(171)	(73)
Unearned revenue	(51)	40
Deferred rent	46	65

Net cash provided by operating activities	1,253	1,626
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(174)	(422)
Additions to internal use software	(1,138)	(1,066)
Purchases of investments	(6,201)	(5,362)
Sales of investments	1,570	2,881
Maturities of investments	3,370	5,006
Return of security deposits	—	(150)

Net cash (used in) / provided by investing activities	(2,573)	887
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(126)	(201)
Repurchase of stock	—	(4,398)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	227	100

Net cash provided by / (used in) financing activities	101	(4,499)

Net decrease in cash and cash equivalents	(1,219)	(1,986)
Cash and cash equivalents, beginning of period	2,073	3,888

Cash and cash equivalents, end of period	$854	$1,902

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